Exhibit 10.64

Summary Compensation Arrangements

for

Named Executive Officers, the Chief Financial Officer and Directors

Named Executive Officers and Chief Financial Officer

This summary sheet reports base salaries and certain other compensation for (1) the current executive officers of Spansion Inc. (the “Company”) who were named in the Summary Compensation Table in the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 15, 2005 (the “Named Executive Officers”) and (2) our Chief Financial Officer, who is not currently a Named Executive Officer.

Name(1)	Base Salary(2)
Bertrand F. Cambou(3) Chief Executive Officer and President	$675,000
James E. Doran Chief Operating Officer	$425,000
Thomas T. Eby(3) Executive Vice President and Chief Marketing and Sales Officer	$388,241
Amir Mashkoori Executive Vice President, Wireless Solutions Division	$383,836
Sylvia Summers Executive Vice President, Embedded Memory Division	$389,199
Dario Sacomani(4) Executive Vice President and Chief Executive Officer	$375,000

(1)	The Company has entered into change of control and severance agreements with each of the above Named Executive Officers, the form of which is included as Exhibit 10.46 to the Company’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041).
(2)	Base salaries will go into effect on March 27, 2006.
(3)	The Company has previously extended letters of employment to Bertrand F. Cambou and Thomas T. Eby, which were filed as Exhibits 10.52 and 10.53 to the Company’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041).
(4)	The Company extended a letter of employment to Dario Sacomani, which is being filed as Exhibit 10. to the Annual Report on Form 10-K to which this exhibit is attached.

Incentive Compensation. Dr. Cambou is eligible to receive a cash bonus award with a target of 125% of his annual base salary and a maximum payout of 250% of his annual base salary. He is also eligible to receive a long term bonus award with a target value of 30% of his annual base salary and maximum value of 60% of his base salary. Each other Named Executive Officer, as well as Mr. Sacomani, is eligible to receive a cash bonus award with a target of 60% of such person’s annual base salary and a maximum payout of 120% of such person’s annual base salary; and a long term bonus award with a target value of 30% of such person’s annual base salary and maximum value of up to 60% of such person’s base salary.

Additional Compensation. Dr. Cambou receives (i) a monthly car allowance in the amount of $2,000, (ii) reimbursement of up to $25,000 per year for financial and estate planning, (iii) reimbursement of up to $1,200 for an annual physical examination the first time he utilizes this benefit, and up to $800 each subsequent year he utilizes the benefit, and (iv) reimbursement of up to $10,000 per year for home security.

Each other Named Executive Officer and Mr. Sacomani receive (i) a monthly car allowance in the amount of $2,000, (ii) reimbursement of up to $6,000 per year for financial and estate planning, and (iii) reimbursement of up to $1,200 for an annual physical examination the first time such person utilizes this benefit, and up to $800 each subsequent year such person utilizes the benefit.

Directors

The Company’s non-employee independent directors are paid a $60,000 annual retainer. In addition, our non-employee independent director that chairs our audit committee is paid an additional $15,000 annual retainer and our non-employee independent director that chairs our compensation committee is paid an additional $7,500 annual retainer. If in any calendar year a non-employee independent director is required to and does attend more than eight meetings of our board, such director will be paid $2,000 for each board meeting attended in excess of eight. In addition, if in any calendar year a non-employee independent director is required to and does attend more than twelve meetings of a board committee on which he or she serves, such director shall receive $2,000 per board committee meeting in excess of twelve. Each non-employee independent director has received an initial stock option award exercisable for 20,000 shares of our common stock and a restricted stock award exercisable for 20,000 of our restricted stock units and shall receive an annual stock option award exercisable for 10,000 shares of our common stock and an annual restricted stock award for 10,000 of our restricted stock units for each year of continued service. We may reimburse directors and, in some circumstances, spouses who accompany directors, for travel, lodging and related expenses they incur in attending board of director and committee meetings.